Exhibit 4.47
Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed spearately with the Securities and Exchange Commission

Dated 10 August 2006
STATS CHIPPAC LTD.
as Borrower
arranged by
OVERSEA-CHINESE BANKING CORPORATION LIMITED
with
OVERSEA-CHINESE BANKING CORPORATION LIMITED
acting as Agent
US$125,000,000
FACILITY AGREEMENT

ALLEN & GLEDHILL ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 The Original Lenders	52

SCHEDULE 2 Conditions Precedent	53

- i -

- ii -

THIS AGREEMENT is dated 10 August 2006 and made between:
(1)	STATS CHIPPAC LTD., company registration number (199407932D) (the “Borrower”);

(2)	OVERSEA-CHINESE BANKING CORPORATION LIMITED (the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)	OVERSEA-CHINESE BANKING CORPORATION LIMITED, as agent of the other Finance Parties (the “Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorization” means an authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilization, the amount of its participation in any Loans that are due to be made on or before the proposed Utilization Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilization Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Board of Directors” means:
(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)	with respect to any other person, the board or committee of such person serving a similar function.
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, London and (in relation to any date for payment of US Dollars) New York City.

“Capital Stock” means:
(a)	in the case of a corporation, corporate shares and stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate shares and stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Change of Control” has the meaning given to it in Clause 7.2 (Change of Control).

“Commitment” means:
(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default.

“Disruption Event” means a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties.

“Eligible Lender” means any bank or financial institution.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (other than promissory notes or bills of exchange issued in the ordinary course of business);

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required by the applicable US GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;

(g)	for the purpose of Clause 21.4 (Cross Default), any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	for the purpose of Clause 21.4 (Cross Default), any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any Guarantee for any of the items referred to in paragraphs (a) to (i) above.
“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indenture” has the meaning given to it in Schedule 6 (Permitted Security).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.
(b)	(if no Screen Rate is available for US Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Major Shareholder” means Temasek Holdings (Private) Limited (Company Registration No. 197401143C), a corporation duly incorporated and validly existing under the law of Singapore.

“Majority Lenders” means:
(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding.
“Margin” means XXXXX per cent. per annum.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the financial condition or tangible assets of the Borrower or on the consolidated financial condition or tangible assets of the Group;

(b)	the business or operating results of the Borrower or on the consolidated business or operating results of the Group, except where a similar material adverse effect or material adverse change has generally impacted other companies carrying on a similar business as the Borrower or the Group;

(c)	the ability of the Borrower to perform and comply with its payment obligations under any Finance Document; or

(d)	the validity, legality or enforceability of any Finance Document.
“Material Subsidiary” means:
(a)	until such time as the test set out in paragraph (b) below can be first applied, STATS ChipPAC Korea Ltd., STATS ChipPAC (BVI) Limited and STATS ChipPAC Shanghai Co. Ltd.;

(b)	a Subsidiary of the Borrower, whose total assets or total revenues as at the date at which its latest annual audited or quarterly financial statements were prepared for, or as the case may be, for the financial period to which those financial statements relate account for 15 per cent. or more of the consolidated total assets or consolidated total revenues of the Group (all as calculated by reference to the then latest annual audited or quarterly consolidated financial statements of the Group); or

(c)	a Subsidiary of the Borrower to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transactions was a Material Subsidiary.
For the purposes of this definition:
(i)	if a Subsidiary of the Borrower becomes a Material Subsidiary under paragraph (c) above, then the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (b) above, cease to be a Material Subsidiary; and

(ii)	if a Subsidiary is acquired by the Borrower after the end of the financial period to which the latest annual audited or quarterly consolidated financial statements of the Group relate, those financial statements shall be adjusted by the Agent as if that Subsidiary had been shown in them by reference to its then latest annual audited or quarterly financial statements (consolidated if appropriate) (as delivered by the Borrower to the Agent) until consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2005.

“Party” means a party to this Agreement.

“Permitted Disposal” has the meaning given to it in Schedule 8 (Permitted Disposal).

“Permitted Merger” has the meaning given to it in Schedule 9 (Permitted Merger).

“Permitted Security” has the meaning given to it in Schedule 6 (Permitted Security).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Reference Banks” means, in relation to LIBOR, the principal London offices of Oversea-Chinese Banking Corporation Limited, Sumitomo Mitsui Banking Corporation and United Overseas Bank Limited or such other banks as may be agreed between the Agent and the Borrower.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.4 (Power and authority), paragraph (a) of Clause 17.7 (No default) and 17.9 (Financial statements) to 17.13 (No proceedings pending or threatened).

“Restricted Person” means any person which is an Affiliate of the Major Shareholder.

“Rollover Loan” means one or more Loans:
(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s); and

(c)	made or to be made to the Borrower for the purpose of refinancing the maturing Loan(s).
“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period displayed on the page 3750 of the Telerate screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (or any agreement or arrangement having a similar effect) in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“STATS ChipPAC Shares” means the fully paid ordinary shares with full voting rights issued by the Borrower.

“Subsidiary” means, with respect to any specified person:
(a)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and
(b)	any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are that person or one or more Subsidiaries of that person (or any combination thereof).
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is 36 Months after the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being US$125,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Unrestricted Subsidiary” has the meaning given to it in Schedule 6 (Permitted Security).

“US Dollars” or “US$” means United States dollars.

“US GAAP” means generally accepted accounting principles set forth in:
(a)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board; or

(b)	such other statements by such other entity as have been approved by a significant segment of the accounting profession.
“Utilization” means a utilization of the Facility.

“Utilization Date” means the date of a Utilization, being the date on which the relevant Loan is to be made.

“Utilization Request” means a notice substantially in the form set out in Schedule 3 (Utilization Request).

“Winding-up” means one of the events or circumstances mentioned in paragraph (a), (b) or (c) of Clause 21.6 (Insolvency proceedings) or any analogous procedure or step in any jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“control” means, in relation to any entity, the power to direct the management and policies of that entity, whether through ownership of Capital Stock or by the power to determine the composition of the majority of its Board Directors;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any person, individual, firm, company, corporation, joint venture, government or other entity, state or agency of a state or any association, joint-stock company, trust, unincorporated organization, limited liability company or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other relevant authority or organization;

(viii)	“rights” includes rights, authorities, discretions, remedies, liberties, powers, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever);

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Singapore time unless otherwise stated.
(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.
2.	THE FACILITY
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE
3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing its general working capital requirements.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILIZATION
4.1	Initial conditions precedent

The Borrower may not deliver a Utilization Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilization Request and on the proposed Utilization Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.
5.	UTILIZATION
5.1	Delivery of a Utilization Request

The Borrower may utilize the Facility by delivery to the Agent of a duly completed Utilization Request not later than the Specified Time.

5.2	Completion of a Utilization Request

(a)	Each Utilization Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilization Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilization comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in New York City) to which the proceeds of the Utilization are to be credited.
(b)	Only one Loan may be requested in each Utilization Request.

5.3	Currency and amount

(a)	The currency specified in a Utilization Request must be US Dollars.

(b)	The amount of the proposed Loan must be:
(i)	a minimum of US$5 million (and higher integral multiples of US$1 million) or, if less, the Available Facility; and

(ii)	in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	Subject to this Clause 5.4, if the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilization Date through its Facility Office.

(b)	Subject to this Clause 5.4, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

(d)	If a Change of Control occurs and before the Specified Time, a Lender (a “Non-Funding Lender”) notifies the Agent that it will not be participating in a Loan (which shall be in its absolute discretion):
(i)	the Agent will give notice to the Borrower to that effect by the Specified Time;

(ii)	the Non-Funding Lender will not be required to participate in that Loan; and

(iii)	each Lender (a “Funding Lender”) that does not give a notice under this paragraph (d) will be required to participate in that Loan.
(e)	The participations of the Funding Lenders in a Loan shall be determined by the Agent in accordance with this Clause 5.4 as if the Non-Funding Lenders were participating in that Loan and the amount of that Loan will be reduced accordingly.

(f)	Paragraphs (d) and (e) above do not in any way limit or prejudice the rights of each Lender (whether a Funding Lender or a Non-Funding Lender) under Clause 7.2 (Change of Control).
6.	REPAYMENT
The Borrower shall repay each Loan on the last day of its Interest Period.
7.	PREPAYMENT AND CANCELLATION
7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall prepay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the

Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Change of Control

(a)	In this Clause 7.2, a “Change of Control” will occur if the Major Shareholder does not or ceases to own, directly or indirectly:
(i)	at least 25 per cent. of all the STATS ChipPAC Shares; or

(ii)	more STATS ChipPAC Shares than any other person or group of persons acting in concert.
(b)	If a Change of Control occurs, the Borrower shall promptly inform the Agent upon becoming aware of that event.

(c)	If a Change of Control occurs, the Agent may, and shall, if so directed by the Majority Lenders, by not less than 15 days notice to the Borrower:
(i)	require the Borrower to enter into negotiations (for a period of not more than 30 days) with a view to agreeing alternative terms and conditions for continuing the Facility; or

(ii)	cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all Loans and such outstanding amounts will become immediately due and payable.
(d)	Any alternative terms and conditions agreed pursuant to paragraph (c)(i) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties, and the Borrower shall (at its own cost and expense), within 14 days of such agreement:
(i)	execute or procure the execution of all such agreements and documents as may be necessary to effect such alternative terms and conditions; and

(ii)	deliver to the Agent all legal opinions, constitutional documents, resolutions and confirmations as the Agent may reasonably request in connection with such agreements and documents, in each case, in form and substance satisfactory to the Agent.

(e)	If no agreement on alternative terms and conditions is reached (for any reason whatsoever) within 30 days, the Facility shall be immediately cancelled and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

7.3	On-demand Prepayment

If any requirement of Clause 19 (Financial Covenants) is not satisfied:

(a)	the Borrower may not request a Loan; and

(b)	the Agent may, and shall, if so directed by the Majority Lenders, by not less than 15 days notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all Loans and such outstanding amounts will become immediately due and payable.
7.4	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10 million (and higher integral multiples of US$1 million)) of the Available Facility. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

7.5	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than ten days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of US$10 million and higher integral multiples of US$1 million).

7.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	the rate notified by a Lender in relation to a particular Interest Period Under paragraph (a)(ii) of Clause 10.2 (Market disruption) is higher than the lowest rate notified by a Lender under that paragraph, the Borrower may, whilst the circumstance giving rise to the requirement, indemnification or rate continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
8.	INTEREST
8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR.
8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of two per cent. per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of two per cent. per annum and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
9.	INTEREST PERIODS
9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilization Request for that Loan.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	If a Change of Control occurs and one or more Lenders is willing to participate in a Loan in accordance with Clause 5.4 (Lenders’ participation), the Interest Period for that Loan will be one Month.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(e)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about 11:00 a.m. on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)	before close of business in Singapore on the Business Day following the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with its demand given under paragraph (a) above, provide a certificate confirming the amount and the basis of calculation of its Break Costs, provided that:
(i)	such Lender shall not be required to disclose any confidential information relating to the organization of its affairs; and

(ii)	the Borrower shall not (in the absence of manifest error) be entitled to dispute or request for further details concerning the basis of calculation of such Lender’s Break Costs.
11.	FEES
11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in US Dollars computed at the Relevant Rate on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	For the purposes of paragraph (a) above, “Relevant Rate” means in respect of any day on which a Lender’s Available Commitment, at the close of business in Singapore that day is:
(i)	less than 25 per cent. of that Lender’s Commitment, 0.25 per cent. per annum; and

(ii)	equal to or more than 25 per cent. of that Lender’s Commitment, 0.40 per cent. per annum.
11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
12.	TAX GROSS UP AND INDEMNITIES
12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document, as a result of a change after the date it becomes a Party in (or in the interpretation, administration, or application of) any law or treaty or any published practice or concession of any relevant taxing authority.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

(e)	Paragraph (a) above shall not apply to the extent any Tax is attributable to any day more than six Months before the first date on which the relevant Protected Party became (or, if earlier, could reasonably be expected to have become) aware of the relevant Tax.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines (such determination to be made within a reasonable time after that Finance Party first becomes aware of relevant Tax Credit) that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilized and retained that Tax Credit, the Finance Party shall, as soon as practicable, pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Goods and Services tax

The Borrower shall also pay to each Finance Party within five Business Days of demand, in addition to any amount payable by the Borrower to the relevant Finance Party under a Finance Document, any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

13.	INCREASED COSTS
13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, together with its demand given under paragraph (a) above, provide a certificate confirming the amount and the basis of calculation of its Increased Costs, provided that:
(i)	such Finance Party shall not be required to disclose any confidential information relating to the organization of its affairs; and

(ii)	the Borrower shall not (in the absence of manifest error) be entitled to dispute or request for further details concerning the basis of calculation of such Finance Party’s Increased Costs.
13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the gross negligence or fraud by the relevant Finance Party or its Affiliates; or

(iv)	attributable to any day more than six Months before the first date on which the relevant Finance Party became (or, if earlier, could reasonably be expected to have become) aware of the relevant Increased Cost.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).
14.	OTHER INDEMNITIES
14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any reasonable cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized.
15.	MITIGATION BY THE LENDERS
15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other Finance Documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
17.	REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization).

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Material Subsidiaries or any of its or any of its Material Subsidiaries’ assets, the breach of which has or is likely to have a Material Adverse Effect, nor result in the existence of, or oblige it to create, any Security over any of its assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorizations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

(b)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect (or, in each case, will be when required).

17.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.7	No default

(a)	No Event of Default is continuing or is likely to result from the making of any Utilization.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Material Subsidiaries or to which its (or any of its Material Subsidiaries’) assets are subject which is likely to have a Material Adverse Effect.

17.8	No misleading information

(a)	Any written factual information provided by it or on its behalf in relation to any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

17.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with US GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its, and its consolidated, financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2005, which has or is likely to have a Material Adverse Effect.

17.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.11	Winding-up

No Winding-up of it or any of its Material Subsidiaries or any of their respective assets has occurred or is outstanding and no such Winding-up is intended by it or any of its Material Subsidiaries, other than any amalgamation, demerger, merger or corporate reconstruction permitted by Clause 20.5 (Merger).

17.12	Immunity

Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in Singapore in relation to the Finance Documents, it will not be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

17.13	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Material Subsidiaries.

(b)	Paragraph (a) above shall not apply to any litigation, arbitration or administrative proceeding before any court, arbitral body or agency which:
(i)	relates to solely to any Tax dispute which is of a frivolous or vexatious nature and is being contested by it in good faith by appropriate means prior to a final and non-appealable order being made against it; or

(ii)	in any other case, is of a frivolous or vexatious nature and is being contested by it in good faith by appropriate means prior to an order being made against it.
17.14	Solvency

It is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor is the value of its assets less than its liabilities (taking into account contingent liabilities required to be recorded under US GAAP) nor, in any such case, will it become so or the value of its assets become less than its aforesaid liabilities in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

17.15	Taxes

It and each its Material Subsidiaries have paid when due all Taxes required to be paid by it other than any Taxes:
(a)	being contested by it in good faith and in accordance with the relevant procedures;

(b)	which have been disclosed to the Arranger and for which adequate reserves are being maintained in accordance with US GAAP; and

(c)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document.
17.16	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing at all times during the continuance of this Agreement.
18.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years, its consolidated financial statements for that quarter.
18.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) or paragraph (b) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date on which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by a director or authorized officer on behalf of the Borrower.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director or authorized officer on behalf of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using US GAAP.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, except to the extent that disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality.
18.5	Notification of default

(a)	The Borrower shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director or authorized officer on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).
19.	FINANCIAL COVENANTS

19.1	Financial condition of the Group

The Borrower shall ensure and procure that the financial condition of the Group shall, so long as any amount is outstanding under the Finance Documents or any Commitment is in force, be such that:
(a)	the Consolidated Tangible Net Worth for each Test Period shall not at any time be less than US$450 million;

(b)	the ratio of Consolidated Total Net Debt to Consolidated Tangible Net Worth for each Test Period will not exceed 2 to 1; and

(c)	the Consolidated Coverage Ratio for each Test Period shall not at any time be less than 2 to 1.
19.2	Financial covenant calculations

Consolidated Coverage Ratio, Consolidated Tangible Net Worth and Consolidated Total Net Debt, shall be calculated and interpreted on a consolidated basis by reference to the audited and unaudited financial statements of the Group and the Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

19.3	Definitions

In this Clause 19, “Consolidated Coverage Ratio”, “Consolidated Tangible Net Worth”, “Test Period” and “Consolidated Total Net Debt” have the respective meanings given to them in Schedule 7 (Financial Definitions).
20.	GENERAL UNDERTAKINGS
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorizations

The Borrower shall (and the Borrower shall ensure that each of its Material Subsidiaries will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Agent of) any:
(a)	Authorization required under any applicable law or regulation; and

(b)	any agreement:
(i)	to enable it to perform its obligations under the Finance Documents;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and

(iii)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorization or agreement might have a Material Adverse Effect.
20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative pledge

(a)	The Borrower shall not (and shall ensure that no Material Subsidiary (other than an Unrestricted Subsidiary) will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and shall ensure that no Material Subsidiary (other than an Unrestricted Subsidiary) will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

20.4	Disposals

(a)	The Borrower shall not (and shall ensure that no Material Subsidiary (other than an Unrestricted Subsidiary) will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of:
(i)	all or any material part of its assets; or

(ii)	any asset, the sale, lease, transfer or disposal of which would have a Material Adverse Effect.
(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets in exchange for or to be replaced by other assets comparable or superior as to type, value and quality;

(iii)	at arm’s length and on normal commercial terms of assets no longer required for the disposing entity’s business;

(iv)	at arm’s length and on normal commercial terms for cash, for any purpose not prohibited by any Finance Document;

(v)	at arm’s length and on normal commercial terms to another member of the Group;

(vi)	in relation to the short term investment of funds not immediately required in the relevant entity’s business or the realisation of those investments;

(vii)	in relation to the making of a lawful distribution to its shareholders;

(viii)	made in accordance with a Permitted Disposal; or

(ix)	made with the prior consent of the Majority Lenders.
20.5	Merger

The Borrower shall not (and shall ensure that no Material Subsidiary will) enter into any amalgamation, demerger, merger or corporate reconstruction other than:
(a)	in relation to the Borrower, a Permitted Merger;

(b)	in relation to a Material Subsidiary, on a solvent basis with one or more other members of the Group other than the Borrower; or

(c)	with the prior consent of the Majority Lenders.
20.6	Change of business

The Borrower shall procure that no material change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement, except with the prior consent of the Majority Lenders, provided no member of the Group shall be prevented from engaging in any ancillary or related business.

20.7	Insurance

The Borrower shall (and shall ensure that each Material Subsidiary will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

20.8	Conduct of Affairs

The Borrower shall at all times carry on and conduct its affairs in a proper and efficient manner.

20.9	Pari Passu

The Borrower shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.10	Assets

The Borrower shall (and shall ensure that each Material Subsidiary will) maintain all its assets necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

20.11	Prompt Payment of Taxes

The Borrower shall (and shall procure that each Material Subsidiary will) pay all Taxes payable by it, other than those Taxes which:

(a)	are being contested in good faith by it; or

(b)	do not or are unlikely to have a Material Adverse Effect.
20.12	Further Assurance

The Borrower shall from time to time on the request by the Agent (or by any other Finance Party through the Agent) do or procure the doing of all such acts and will execute or procure the execution of all such documents as any Finance Party may reasonably consider necessary for giving full effect to each of the Finance Documents or securing to the Finance Parties the full benefits of all rights, powers and remedies conferred upon the Finance Parties in any of the Finance Documents.
21.	EVENTS OF DEFAULT
Each of the events or circumstances set out from Clauses 21.1 to 21.12 is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	payment is made within two Business Days of its due date; or

(b)	where its failure to pay is caused by a Disruption Event, payment is made within five Business Days of its due date.
21.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than in Clause 19 (Financial Covenants) and Clause 21.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation or misstatement, or the circumstances giving rise to it, is/are capable of remedy and is/are remedied within 30 days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.4	Cross default

(a)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any applicable grace period and the obligation to pay is not being disputed in good faith by appropriate means prior to an order being made against it.

(b)	Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower or any Material Subsidiary is cancelled or suspended by a creditor of the Borrower or any Material Subsidiary as a result of an event of default (however described).

(d)	Any creditor of the Borrower or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of the Borrower or that Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$15 million (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)	The Borrower or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any Material Subsidiary is less than its liabilities (taking into account contingent liabilities required to be recorded under US GAAP).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any Material Subsidiary.

(d)	For the avoidance of doubt, paragraph (a) above shall not apply to any failure by the Borrower or any Material Subsidiary to pay any of its trade indebtedness, where:
(i)	the failure to pay is not by reason of actual or anticipated financial difficulties; and

(ii)	such payment is being contested in good faith by appropriate means prior to an order being made against it.
21.6	Insolvency proceedings

(a)	A shareholders’ resolution is passed or an order is made for the winding-up or dissolution of, or a liquidator, administrator, compulsory manager or other similar officer is appointed in respect of, the Borrower or any Material Subsidiary other than for a solvent winding-up, dissolution or liquidation of any Material Subsidiary before that resolution is passed or that order is made on terms approved by the Majority Lenders.

(b)	A shareholders’ resolution is passed, or an order is made, or an agreement is entered into or proposed by the Borrower or any Material Subsidiary, for the suspension of payments by, a moratorium of any indebtedness of, or a general composition or assignment for the benefit of the creditors of, the Borrower and/or any Material Subsidiary.

(c)	A receiver, administrative receiver, judicial manager, compulsory manager or other similar officer is appointed in respect of the Borrower or any Material Subsidiary or any of its assets, or any Security is enforced over the Borrower’s or any Material Subsidiary’s assets, having an aggregate value of and in respect of indebtedness aggregating not less than the amount specified in paragraph (e) of Clause 21.4 (Cross default).

(d)	Any analogous procedure, action or step referred to in paragraphs (a) to (c) above is taken in any jurisdiction.

21.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects all or (as reasonably determined by the Majority Lenders) a material part of the assets of the Borrower or any Material Subsidiary which:
(a)	is not being disputed in good faith by appropriate means; and

(b)	is not discharged within 30 days.
21.8	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Borrower or any Material Subsidiary.

21.9	Cessation of Business

The Borrower or any Material Subsidiary ceases or threatens to cease to carry on all or a material part of its business, other than as permitted by Clause 20.5 (Merger).

21.10	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.11	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Material adverse change

Any event or circumstance occurs which is likely to have a Material Adverse Effect.

21.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
22.	CHANGES TO THE LENDERS
22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to any of the following persons (the “New Lender”):
(i)	before the occurrence of an Event of Default, an Eligible Lender; and

(ii)	after the occurrence of an Event of Default which is continuing, another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.
22.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is not required for an assignment or transfer by a Lender, unless the New Lender is a Restricted Person, in which case the consent of the Borrower is required for the assignment or transfer.

(b)	The consent of the Borrower to an assignment or transfer to a Restricted Person must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross up and Indemnities) or Clause 13 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,000.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Disclosure of information

Any Finance Party and any of its officers (as defined in the Banking Act, Chapter 19 of Singapore (the “Banking Act”)) may disclose to:
(a)	its head office or any of its Affiliates, branches, representative offices, associates or related companies;

(b)	(where that Finance Party is a Lender) any person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement for the purpose of that actual or potential assignment or transfer;

(c)	(where that Finance Party is a Lender) any person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower for the purpose of that actual or potential sub-participation or transaction;

(d)	(where that Finance Party is the Agent) any person who is succeeding (or may potentially succeed) that Finance Party in such capacity;

(e)	any person who that Finance party deems fit for the purpose of any merger, amalgamation, acquisition, corporate reconstruction, corporate reorganization undertaken (or which may be potentially undertaken) by that Finance Party on a confidential basis;

(f)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(g)	any person to whom that Finance Party is under a duty to disclose;

(h)	any insurer or re-insurer of that Finance Party or the Borrower;

(i)	any person who is providing services to that Finance Party; or

(j)	any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act, any customer information (as defined in the Banking Act) or any other information about the Borrower, the Group and the Finance Documents as that Finance Party shall consider appropriate, provided that in relation to paragraphs (a) to (e), (h) and (i) above, that Finance Party shall not disclose any information where it has been notified by the Borrower that the disclosure of such information by that Finance Party would result in the breach by the Borrower of any law, regulation or stock exchange requirement.

This Clause 22.6 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that described in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.
23.	CHANGES TO THE BORROWER
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.	ROLE OF THE AGENT AND THE ARRANGER
24.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorizes the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Borrower and Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower, any member of the Group or any other person.

24.6	Rights and discretions of the Agent

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated goods and services tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Agent nor the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger or the Borrower or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance

Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
24.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Singapore).

(d)	The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its respective agency or security trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Transfer Certificate

Each Party (except for the Lender and any bank, financial institution, trust, fund or other entity which is seeking the relevant transfer in accordance with Clause 22 (Changes to the Lenders)) irrevocably authorizes the Agent to sign each Transfer Certificate on its behalf.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
26.	SHARING AMONG THE FINANCE PARTIES
26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
27.	PAYMENT MECHANICS
27.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to the Borrower

The Agent may (with the Borrower’s consent or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by it to reflect its cost of funds.

27.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the Borrower’s obligations under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

27.9	Netting of Payments

Notwithstanding any other provision of this Agreement, if on any date an amount (the “first amount”) is to be advanced by a Lender to the Borrower under this Agreement and an amount (the “second amount”) is due from the Borrower to that Lender under this Agreement, that Lender shall apply the first amount in or towards payment of the second amount. The relevant Lender shall remain obliged to advance any excess (or, as the case may be, the Borrower shall remain obliged to pay any shortfall) in accordance with this Clause. Nothing in this Clause 27.9 shall be effective to create a charge.

28.	SET-OFF
A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify the Borrower of any such set-off or conversion after its completion.
29.	NOTICES
29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with it’s signature below (or any substitute department or officer as it shall specify for this purpose).
(c)	All notices from or to the Borrower shall be sent through the Agent.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	CALCULATIONS AND CERTIFICATES
30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out reasonable details of the basis of calculation and is, in the absence of manifest error, conclusive evidence of the matters to which it relates, provided that:
(a)	such Finance Party shall not be required to disclose any confidential information relating to the organization of its affairs; and

(b)	the Borrower shall not (in the absence of manifest error) be entitled to dispute the basis of calculation of such amount or rate.
30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
32.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
33.	AMENDMENTS AND WAIVERS
33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to Clause 23 (Changes to the Borrower);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

34.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
35.	GOVERNING LAW
This Agreement is governed by Singapore law.
36.	ENFORCEMENT
36.1	Jurisdiction of Singapore courts

The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

36.2	Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

36.3	Other competent jurisdiction

This Clause 36 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original Lender			Commitment

1.	Oversea-Chinese Banking Corporation Limited		US$60,000,000

2.	Sumitomo Mitsui Banking Corporation, Singapore Branch		US$20,000,000

3.	United Overseas Bank Limited		US$20,000,000

4.	Malayan Banking Berhad		US$10,000,000

5.	Moscow Narodny Bank Limited		US$10,000,000

6.	Raiffeisen Zentralbank Oesterreich AG, Singapore Branch		US$5,000,000

		Total:	US$125,000,000

SCHEDULE 2
Conditions Precedent
1.	Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)	authorizing a specified person or persons to execute the Finance Documents on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilization Request) to be signed and/or despatched by it under or in connection with the Finance Documents.
(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate of an authorized signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

A legal opinion of Allen & Gledhill, legal advisers to the Arranger and the Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of any other Authorization or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilization Date.

SCHEDULE 3
Utilization Request

From:	STATS ChipPAC Ltd., as Borrower

To:	Oversea-Chinese Banking Corporation Limited, as Agent

Dated:

Dear Sirs
STATS ChipPAC Ltd.
US$125,000,000 Facility Agreement
dated 10 August 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilization Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ], or if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilization Request.

4.	The proceeds of this Loan should be credited to [account] at [bank].

5.	This Utilization Request is irrevocable.

Yours faithfully

authorized signatory for STATS ChipPAC Ltd.

SCHEDULE 4
Form of Transfer Certificate

To:	Oversea-Chinese Banking Corporation Limited, as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
STATS ChipPAC Ltd.
US$125,000,000 Facility Agreement
dated 10 August 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Singapore law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as
[               ].
Oversea-Chinese Banking Corporation Limited
By:

SCHEDULE 5
Form of Compliance Certificate

To:	Oversea-Chinese Banking Corporation Limited, as Agent

From:	STATS ChipPAC Ltd., as Borrower

Dated:

Dear Sirs
STATS ChipPAC Ltd.
US$125,000,000 Facility Agreement
dated 10 August 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
(i)	the Consolidated Tangible Net Worth for the Test Period ending on [INSERT DATE] is US$[ ];

(ii)	the ratio of Consolidated Total Net Debt to Consolidated Tangible Net Worth for the Test Period ending on [INSERT DATE] is [ ]; and

(iii)	the Consolidated Coverage Ratio for the Test Period ending on [INSERT DATE] is [ ].
3.	[We confirm that no Event of Default is continuing.]*
Signed:  _____________
              Authorized Signatory/Director
              of
              STATS ChipPAC Ltd.

*If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6
Permitted Security
1.	For the purposes of Clause 20.3 (Negative pledge), “Permitted Security” means:
(a)	Security on assets of the Borrower or any Obligor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the Indenture to be incurred and/or securing Hedging Obligations related thereto;

(b)	Security in favor of the Borrower or any Obligor;

(c)	Security on property of a person existing at the time such person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Security were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with the Borrower or the Subsidiary;

(d)	Security on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Security were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(e)	Security (or deposits of cash or government bonds) in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds to secure such bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, incurred in the ordinary course of business and consistent with past practice;

(f)	Security to secure Indebtedness (including Capital Lease Obligations) incurred by the Borrower or any of the Obligors to finance the purchase, lease or improvement of real or personal property or equipment, whether through the direct purchase of assets or the Capital Stock of any person owning the assets, in an aggregate principal amount which, when added together with the amount of Indebtedness incurred pursuant to this paragraph (f) and then outstanding, does not exceed the greater of (A) US$50 million and (B) 5% of Total Assets (in each case including any Refinancing Indebtedness of that Indebtedness);

(g)	Existing Security;

(h)	Security for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

provided that any reserve or other appropriate provision as is required in conformity with US GAAP has been made therefor;

(i)	Security imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Security, in each case, incurred in the ordinary course of business;

(j)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(k)	Security created for the benefit of (or to secure) the notes (or the Note Guarantees);

(l)	Security to secure any Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
(i)	the new Security shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Security arose, could secure the original Security (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)	the Indebtedness secured by the new Security is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Refinancing Indebtedness permitted under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(m)	Security in respect of judgments that do not constitute an Event of Default so long as such Security are adequately bonded and any appropriate legal proceedings that may have been duly initiated in good faith for the review of such judgment have not been finally terminated or the period within such proceedings may be initiated has not expired;

(n)	pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business and consistent with past practice;

(o)	in respect of the Indenture, Security in favor of the trustee with respect to the notes for its own benefit and for the benefit of the holders of the notes;

(p)	pledges or deposits made in connection with acquisition agreements or letters of intent entered into in respect of a proposed acquisition;

(q)	Security upon specific items of inventory or other goods and proceeds of that person securing that person’s obligations in respect of bankers’ acceptances issued or credited for the account of that person in the ordinary course of business to facilitate the purchase, shipment or storage of that inventory or other goods;

(r)	Security securing reimbursement obligations with respect to commercial letters of credit issued for the account of that person which encumber documents and other property relating to those commercial letters of credit and the products and proceeds thereof;

(s)	Security in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that person;

(t)	banker’s Security, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depositary institution;

(u)	Security arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v)	Security incurred in the ordinary course of business of the Borrower or any Subsidiary of the Borrower with respect to obligations that do not exceed US$15 million at any one time outstanding; or

(w)	Security created by the Borrower or any Material Subsidiary with the consent of the Majority Lenders.
2.	For purposes of this Schedule 6, Schedule 7 (Financial Definitions), Schedule 8 (Permitted Disposal) and Schedule 9 (Permitted Merger):

“Attributable Debt” relating to a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/ Leaseback Transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

“Average Life” means, as of the date of determination, relating to any Indebtedness or Preferred Stock, the quotient obtained by dividing: (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of the Indebtedness or redemption or similar payment relating to the Preferred Stock multiplied by the amount of the payment by (b) the sum of all the payments.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in compliance with US GAAP, and the amount of Indebtedness represented by the obligation shall be the capitalized amount of the obligation determined in compliance with US GAAP; and the Stated Maturity of the obligation shall be the date of the last payment of rent or any other amount due under the lease prior to the first date upon which the lease may be terminated by the lessee without payment of a penalty.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Multi-Currency Specific Advance Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” of a person means any foreign exchange contract, currency swap agreement or other similar agreement to which the person is a party or beneficiary.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 (Restricted Payments) of the Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Existing Security” means any Security granted by the Borrower and/or any member of the Group (other than an Unrestricted Subsidiary) subsisting at the date of this Agreement and notified by the Borrower to the Agent before the date of this Agreement, except to the extent the principal amount secured by that Security exceeds the amount notified to the Agent.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” of any person means the obligations of the person under any Interest Rate Agreement or Currency Agreement.

“Indebtedness” of any person on any date of determination means, without duplication:
(a)	the principal of and premium, if any, of (i) indebtedness of the person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

(b)	all Capital Lease Obligations of the person and all Attributable Debt of Sale/Leaseback Transactions entered into by the person;

(c)	all obligations of the person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the person and all obligations of the person under any title retention agreement, but excluding trade accounts and accrued expenses payable arising in the ordinary course of business;

(d)	all obligations of the person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations under letters of credit securing obligations, other than obligations described in paragraph (a) through (c) above, entered into in the ordinary course of business of the person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth business day following payment on the letter of credit;

(e)	the amount of all obligations of the person relating to the redemption, repayment or other repurchase of any Disqualified Stock or, relating to any Subsidiary of the person, the liquidation preference relating to, any Preferred Stock, but excluding, in each case, any accrued dividends;

(f)	all obligations of the type referred to in paragraph (a) through (e) above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)	all obligations of the type referred to in paragraph (a) through (f) above of other persons secured by any Security on any property or asset of the person, whether or not the obligation is assumed by the person, the amount of the obligation being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured; and

(h)	to the extent not otherwise included in this definition, Hedging Obligations of the person.
The amount of Indebtedness of any person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at the date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be considered to be the face amount of the Indebtedness less the remaining unamortized portion of the original issue discount of the Indebtedness at the time as determined in compliance with US GAAP.

“Indenture” means the indenture dated 19 July 2005 made between (1) the Borrower, as issuer, and (2) U.S. Bank National Association, as trustee, as amended, varied or supplemented from time to time.

“Interest Rate Agreement” of a person means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the person against fluctuations in interest rates.

“Multi-Currency Specific Advance Facility” means that certain Multi-Currency Specific Advance Facility by and between the Borrower and the Oversea-Chinese Banking Corporation Limited pursuant to the letter agreement dated September 29, 2004, providing for up to $50.0 million of credit borrowings, as amended, notated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Note Guarantee” means the Guarantee by each Obligor of the Borrower’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” means each of:
(a)	STATS ChipPAC, Inc., a Delaware corporation, STATS ChipPAC Test Services, Inc., a Delaware corporation, STATS Holdings Limited, a company organized under the laws of the British Virgin Islands, ChipPAC, Inc., a Delaware corporation, ChipPAC International Company Limited, a company organized under the laws of the British Virgin Islands, ChipPAC Liquidity Management Hungary Limited Liability Company, a company organized under the laws of Hungary, ChipPAC Luxembourg S.a.R.L., a company organized under the laws of Luxembourg, STATS ChipPAC (Barbados) Ltd., a company organized under the laws of Barbados, STATS ChipPAC (BVI) Limited, a company organized under the laws of the British Virgin Islands and STATS ChipPAC Malaysia Sdn. Bhd. (formerly ChipPAC Malaysia Sdn. Bhd.); and

(b)	any other Subsidiary of the Borrower that executes a Note Guarantee, and their respective successors and assigns, in each case, until the Note Guarantee of such person has been released in accordance with the provisions of the Indenture.

“Preferred Stock” as applied to the Capital Stock of any person, means Capital Stock of any class or classes however designated which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the person, over shares of Capital Stock of any other class of the person.

“Refinance” of any Indebtedness means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, the indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(a)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(b)	the Refinancing Indebtedness has an Average Life at the time the Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(c)	the Refinancing Indebtedness has an aggregate principal amount, or if Incurred with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if Incurred with original issue discount, the aggregate accreted value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the Indebtedness being Refinanced, provided, further, that Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that Refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers the property to a person and the Borrower or a Restricted Subsidiary leases it from the person. Notwithstanding the foregoing, any transfer of property by the Borrower or a Restricted Subsidiary to a person within 90 days of such property’s acquisition by the Borrower or such Restricted Subsidiary that is then leased back to the Borrower or such Restricted Subsidiary at any time following such transfer shall not be considered a Sale/Leaseback Transaction.

“Stated Maturity” of any security means the date specified in the security as the fixed date on which the final payment of principal of the security is due and payable, including under any mandatory redemption provision, but excluding any provision providing for the repurchase of the security at the option of the holder upon the happening of any contingency unless the contingency has occurred.

“Total Assets” means the total consolidated assets less goodwill of the Borrower and those of its Obligors, as provided in the most recent consolidated balance sheet of the Borrower.

“Unrestricted Subsidiary” means:
(a)	Winstek Semiconductor Corporation unless and until such entity is designated a Restricted Subsidiary in accordance with the provisions of the Indenture governing the notes;

(b)	any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and

(c)	any Subsidiary of an Unrestricted Subsidiary of the Borrower. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless the Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Security on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (i) the Subsidiary to be so designated has total assets of US$1,000 or less or (ii) if the Subsidiary has assets greater than US$1,000, the designation would be permitted under Section 4.07 (Restricted Payments) of the Indenture. The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to the designation (A) the Borrower could Incur US$1.00 of additional Indebtedness and (B) no Default shall have occurred and be continuing. The designation by the Board of Directors of the Borrower shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to the designation and an officers’ certificate certifying that the designation complied with these provisions.

SCHEDULE 7
Financial Definitions
1.	Any terms used in this Schedule 7 which are not defined in this Schedule 7, are defined in Schedule 6 (Permitted Security).

2.	For the purposes of Clause 19 (Financial Covenants), Schedule 8 (Permitted Disposal) and Schedule 9 (Permitted Merger):

“Asset Sale” means:
(a)	the sale, lease, conveyance or other disposition of any assets or rights; and

(b)	the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$1 million;

(b)	a transfer of assets between or among the Borrower and the Obligors;

(c)	an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to an Obligor of the Borrower;

(d)	the sale or lease of products, services, accounts receivable or inventory in the ordinary course of business and any sale or other disposition of damaged, uneconomical, negligible, surplus, worn-out or obsolete assets or assets that are no longer useful in the conduct of business of the Borrower and its Restricted Subsidiaries, in each case, in the ordinary course of business;

(e)	the sale or other disposition of cash or cash equivalents or Temporary Cash Investments;

(f)	a Restricted Payment that does not violate Section 4.07 (Restricted Payments) of the Indenture or a Permitted Investment;

(g)	the issuance, sale or other disposition of shares of Capital Stock of a Restricted Subsidiary where such shares are directors’ qualifying shares or are required by applicable law to be held by a person other than the Borrower or a Restricted Subsidiary;

(h)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings; and

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business and consistent in scale and scope with past practice.
“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (other than in respect of paragraph (g) of the definition of Financial Indebtedness.

“Cash and Cash Equivalent” means, at any time, any cash or investments which would, in accordance with US GAAP, be considered as cash and cash equivalent in the name of any member of the Group.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending on or prior to the date of determination to (b) Consolidated Interest Expense for the four fiscal quarters; provided, however, that:
(a)	if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of the period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period;

(b)	if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless the Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for the period shall be calculated on a pro forma basis as if the discharge had occurred on the first day of the period and as if the Borrower or the Restricted Subsidiary has not earned the interest income actually earned during the period relating to cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge the Indebtedness;
(c)	if since the beginning of the period the Borrower or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale, the EBITDA for the period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of the Asset Sale for the period, or increased by an amount equal to the EBITDA, if negative, directly attributable for the period and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged relating to the Borrower and its continuing Restricted Subsidiaries in connection with the Asset Sale for the period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of the Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for the Indebtedness after the sale);

(d)	if since the beginning of the period the Borrower or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary, or any person which becomes a Restricted Subsidiary, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving their pro forma effect, including the Incurrence of any Indebtedness, as if the Investment or acquisition occurred on the first day of the period; and

(e)	if since the beginning of the period any person, that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of the period, shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment under paragraph (c) or (d) above if made by the Borrower or a Restricted Subsidiary during the period, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving their pro forma effect as if the Asset Sale, Investment or acquisition occurred on the first day of the period.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating to the acquisition or disposition and the amount of Consolidated Interest Expense associated with any

Indebtedness Incurred in connection with, the acquisition or disposition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and shall include any applicable Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of the Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term in excess of 12 months.
“Consolidated Interest Expense” means, for any period, the Borrower’s total interest expense and that of its consolidated Subsidiaries determined in compliance with US GAAP, plus, to the extent not included in total interest expense, and to the extent incurred by the Borrower or its Subsidiaries, without duplication:
(a)	interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, in each case, determined in compliance with US GAAP;

(b)	amortization of debt discount and debt issuance cost;

(c)	capitalized interest;

(d)	non-cash interest expenses;

(e)	commissions, discounts and other fees and charges owed relating to letters of credit and bankers’ acceptance financing;

(f)	net costs associated with Hedging Obligations involving any Interest Rate Agreement, including amortization of fees, determined compliance US GAAP;

(g)	dividends paid in cash or Disqualified Stock relating to (i) all Preferred Stock of Restricted Subsidiaries and (ii) all of the Borrower’s Disqualified Stock, in each case, held by persons other than the Borrower or a Wholly Owned Subsidiary;

(h)	interest actually paid by the Borrower or a Subsidiary under any Guarantee of Indebtedness of any other person; and

(i)	the cash contributions to any employee stock ownership plan or similar trust to the extent the contributions are used by the plan or trust to pay interest or fees to any person other than the Borrower in connection with Indebtedness Incurred by the plan or trust;
and less, to the extent included in total interest expense, the amortization during the period of capitalized financing costs associated with the issuance of the notes and the related repayment of the 12.75% senior subordinated notes due 2009 of ChipPAC International Company Limited, the amortization during the period of other capitalized financing costs.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its consolidated Subsidiaries determined in compliance with US GAAP; provided, however, that there shall not be included in the Consolidated Net Income:
(a)	any net income of any person other than the Borrower if the person is not a Subsidiary, except that (i) limited by the exclusion contained in paragraph (d) below, the Borrower’s equity in the net income of the person for the period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by the person during the period to Borrower or a Subsidiary as a dividend or other distribution subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in paragraph (c) below and (ii) the Borrower’s equity in a net loss of the person for the period shall be included in determining the Consolidated Net Income;

(b)	any net income or loss of any person acquired by the Borrower or any of its Subsidiaries in a pooling of interests transaction for any period prior to the date of the acquisition;

(c)	any net income or loss of any Subsidiary if the Subsidiary is restricted, directly or indirectly, in its ability to pay dividends or make distributions, directly or indirectly, to the Borrower, except that (i) limited by the exclusion contained in paragraph (d) below, the Borrower’s equity in the net income of the Subsidiary for the period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by the Subsidiary consistent with these restrictions during the period to the Borrower or another Subsidiary as a dividend or other distribution subject, in the case of a dividend or other distribution paid to another Subsidiary, to the limitation contained in this paragraph, and (ii) the Borrower’s equity in a net loss of any the Subsidiary for the period shall be included in determining Consolidated Net Income;

(d)	any gain or loss realized upon the sale or other disposition of any of assets of the Borrower or those of its consolidated Subsidiaries, including under any sale-and-leaseback arrangement, which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

(e)	any extraordinary or unusual gains or losses and the related tax effect in compliance with US GAAP;

(f)	any translation gains and losses due solely to fluctuations in currency values and the related tax effect in compliance with US GAAP;

(g)	the cumulative effect of a change in accounting principles; or

(h)	any loss by any person arising from the Merger and the transactions contemplated thereby.

“Consolidated Tangible Net Worth” means, in relation to any Test Period, the aggregate of:
(a)	the amount paid up or credited as paid up on the issued share capital of the Borrower (other than any shares which are expressed to be redeemable);

(b)	the amount standing to the credit of the consolidated reserves of the Group; and

(c)	minority interests,
less (but without double counting) any amount included in the above which is attributable to:
(i)	goodwill or other intangible assets;

(ii)	the amount by which the net book value of any asset has been written up after 31 December 2005 (or, in the case of a person becoming a member of the Group after that date, the date on which that person became or becomes a member of the Group) by way of revaluation or on its transfer from one member of the Group to another; and

(iii)	any dividend or other distribution declared, recommended or made by any member of the Group, but ignoring any variation in the credit or debit balance on the consolidated profit and loss account of the Group since the date of the then latest audited or, as the case may be, unaudited consolidated balance sheet of the Group except to the extent reflected in any later consolidated profit and loss statement of the Group delivered under Clause 18 (Information Undertakings).

“Consolidated Total Net Debt” means, in relation to any Test Period, the aggregate amount of all obligations of the Borrower for or in respect of Borrowings but deducting the aggregate amount of freely available Cash and Cash Equivalent and Investments held by the Borrower at such time, and so that no amount shall be included or excluded more than once.

“EBITDA” for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following in the amount deducted in calculating Consolidated Net Income, without duplication:
(a)	all income tax expense of the Borrower and its consolidated Subsidiaries;

(b)	depreciation expense of the Borrower and its consolidated Subsidiaries;

(c)	amortization expense or non-cash impairment charges recorded in connection with the application of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles” of the Borrower and its consolidated Subsidiaries, excluding amortization expense other than the amortization of capitalized financing costs, attributable to a prepaid cash item that was paid in a prior period;

(d)	all non-cash stock-based compensation charges of the Borrower and its consolidated Subsidiaries;

(e)	all other non-cash charges of the Borrower and its consolidated Subsidiaries, excluding any non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period; and

(f)	all fees and expenses paid or required to be paid by the Borrower and its consolidated Subsidiaries arising from the Merger and the transactions contemplated thereby, in each case for the period. Notwithstanding these provisions, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Subsidiary shall be added to Consolidated Net Income to compute EBITDA only in an amount that and in the same proportion that the net income of the Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividend to the Borrower by the Subsidiary without prior approval that has not been obtained, under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower (unless otherwise provided in the Indenture).

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time the person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be considered to be Incurred by the Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security, and the issuance as interest or dividend payments of pay-in-kind securities having identical terms to the underlying security and which pay-in-kind securities were contemplated on the issue date of the underlying security, in each case shall not be deemed the Incurrence of Indebtedness.

“Investments” by any person means all investments by the person in other persons in the forms of any direct or indirect advance, loan other than (a) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and (a) commission, travel and similar advances to officers and employees made in the ordinary course of business, or other extensions of credit, including by way of

Guarantee or similar arrangement, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by the other person. For purposes of the definition of “Unrestricted Subsidiary” and the definition of “Restricted Payment”:
(a)	“Investment” shall include the portion, proportionate to the Borrower’s equity interest in the Subsidiary, of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of the Subsidiary as a Restricted Subsidiary, the Borrower will be considered to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount, if positive, equal to (i) the Borrower’s “Investment” in the Subsidiary at the time of the redesignation less (ii) the portion, proportionate to the Borrower’s equity interest in the Subsidiary, of the Fair Market Value of the net assets of the Subsidiary at the time of the redesignation; and

(b)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of the transfer.
“Issue Date” means the date of the Indenture, 19 July 2005.

“Merger” means the merger between ChipPAC, Inc. and Camelot Merger, Inc. pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, among ST Assembly Test Services Ltd, Camelot Merger, Inc. and ChipPAC, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Investments” means an Investment by the Borrower or any Restricted Subsidiary in:
(a)	a Restricted Subsidiary that is an Obligor or a person that will, upon the making of the Investment, become a Restricted Subsidiary that is an Obligor; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(b)	another person if as a result of the Investment the other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary that is an Obligor; provided, however, that such person’s primary business is a Related Business;

(c)	Temporary Cash Investments;

(d)	receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable on customary trade terms; provided, however, that the trade terms may include the concessionaire trade terms as the Borrower or the Restricted Subsidiary deems reasonable under the circumstances;
(e)	Investments in existence on the Issue Date;

(f)	payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)	loans or advances to employees, directors, officers or consultants made in the ordinary course of the Borrower’s business or that of the Restricted Subsidiary;

(h)	any person to the extent that such person is a supplier (or an Affiliate thereof) to the Borrower or any of its Restricted Subsidiaries and as a result of such Investment, the Borrower or such Restricted Subsidiary receives improved technology or materially improved pricing, timing of delivery or availability with respect to the products or services provided by such supplier; provided that such Investment is made in the ordinary course of business and consistent in scale and scope with past practice of the Borrower or the applicable Restricted Subsidiary;

(i)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(j)	any person to the extent the Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with paragraph 2 Schedule 8 (Permitted Disposal);

(k)	Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business and otherwise in compliance with the Indenture;

(l)	so long as no Default shall have occurred and be continuing or results from the Investment, any person in an aggregate amount which, when added together with the amount of all the Investments made under this paragraph (l) which at the time of the Investment have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed the greater of (i) US$60.0 million and (ii) 5.0% of Total Assets, with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value;

(m)	a Restricted Subsidiary that is not an Obligor, that is organized under the laws of the Peoples Republic of China and that is primarily engaged in a Related Business, which Investment is solely for the purpose of allowing such Restricted Subsidiary, under the laws of the Peoples Republic of China, to (i) make capital expenditures or (ii) acquire other assets that are not classified as current assets under US GAAP and that are used or useful in such Related Business, in each case, so long as that for every US$1.00 invested in such Restricted Subsidiary, at least US$3.00 are expended to (A) make a capital expenditure or (B) acquire other assets that are not classified as current assets under US GAAP and that are useful in such Related Business, but in any event not to exceed US$35.0 million in Investments under this paragraph (m) in the aggregate in any twelve-month period;
(n)	Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock);

(o)	Guarantees of Indebtedness permitted under the covenant contained under Section 4.09 (Limitation on Indebtedness) of the Indenture and performance guarantees consistent with past practice;

(p)	any Investment acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivables held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured investment in default;

(q)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons entered into in the ordinary course of business and consistent in scale and scope with past practice; and

(r)	Simmtech Co. Ltd. pursuant to contractual relationships in effect on the Issue Date.
“Pro Forma Cost Savings” during any period means the reduction in costs that were:
(a)	directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the U.S. Securities Act of 1933 in effect, or

(b)	implemented by the business that was the subject of the asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of the business, as if, in the case of each of paragraph (a) and (b), all the reductions in costs had been effected as of the beginning of the period.

“Related Business” means any business related, ancillary or complementary to the businesses of the Borrower and those of its Restricted Subsidiaries on the Issue Date.

“Restricted Payment” of any person means:
(a)	the declaration or payment of any dividends or any other distributions of any sort relating to its Capital Stock, including any payment in connection with any merger or consolidation involving the person, or similar payment to the direct or indirect holders of its Capital Stock in their capacity as such, other than (i) dividends or distributions payable solely in its Capital Stock other than Disqualified Stock, (ii)

dividends or distributions payable solely to the Borrower or a Restricted Subsidiary, and (iii) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders, majority stockholders or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation;
(b)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower held by any person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Borrower other than a Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock, other than into Capital Stock of the Borrower that is not Disqualified Stock;

(c)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of such purchase, repurchase or acquisition; or

(d)	the making of any Investment in any person other than a Permitted Investment.
“Subordinated Obligations” means any Indebtedness of the Borrower or any Obligor, whether outstanding on the Issue Date or thereafter Incurred, which is subordinate or junior in right of payment to, in the case of the Borrower, the notes or, in the case of any Obligor, its Guarantee, under a written agreement to that effect.

“S&P” means Standard & Poor’s Ratings Group.

“Temporary Cash Investments” means any of the following:
(a)	any evidence of Indebtedness, maturing not more than one year after the date of investment by the Borrower or any Restricted Subsidiary, issued by the United States of America or any of its instrumentality agencies, or by the Republic of Korea, the Republic of Singapore or any of their respective instrumentalities or agencies, or by the Asian Development Bank, the World Bank or any other supranational organization, referred to as the “Government Entities,” and guaranteed or otherwise backed, directly or indirectly fully as to principal, premium, if any, and interest, by the Government Entity issuing the indebtedness;

(b)	investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of the investments’ acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state of the United States or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$250 million, or the foreign currency equivalent thereof, and has outstanding debt which is rated “A,” or a similar equivalent rating, or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the U.S. Securities Act of 1933 (as amended), or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraph (a) above entered into with a bank meeting the qualifications described in paragraph (b) above;

(d)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation, other than an Affiliate of the Borrower, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” or higher according to Moody’s or “A-1” or higher according to S&P; and

(e)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority of the United States, and rated at least “A” by S&P or “A” by Moody’s.
“Test Period” means:
(e)	in relation to EBITDA, each period of 12 Months ending on the last day of each of the Borrower’s financial quarters; and

(f)	in every other case, each period of three months ending on the last day of each of the Borrower’s financial quarters.
“Wholly Owned Subsidiary” means a Subsidiary the Capital Stock of which (other than directors’ qualifying shares) is at least 95% owned by the Borrower or one or more Wholly Owned Subsidiaries.

SCHEDULE 8
Permitted Disposal
1.	Any terms used in this Schedule 8 which are not defined in this Schedule 8, are defined in Schedule 6 (Permitted Security) or Schedule 7 (Financial Definitions).

2.	For the purposes of Clause 20.4 (Disposals), “Permitted Disposal” means an Asset Sale made in accordance with the following:

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(a)	the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)	at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:
(i)	any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Obligor) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(ii)	any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(iii)	any stock or assets of the kind referred to in paragraphs (b) or (d) of the next paragraph, provided that the 75% limitation referred to in paragraph (b) above will not apply to any Asset Sale if the after-tax cash proceeds received therefrom, as determined in good faith by the Borrower’s Board of Directors, is equal to or greater than what the after-tax cash proceeds would have been had the Asset Sale complied with the aforementioned 75% limitation.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(a)	to repay the Facility or any Specified Senior Indebtedness of the Borrower or Indebtedness (other than Disqualified Stock) of any Restricted Subsidiary (in each case other than Indebtedness owed to the Borrower or an Affiliate thereof) and, if any such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(b)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Related Business, if, after giving effect to any such acquisition of Capital Stock (including the acquisition of a minority interest in) the Related Business is or becomes a Restricted Subsidiary of the Borrower;

(c)	to make a capital expenditure; or

(d)	to acquire other assets that are not classified as current assets under U.S. GAAP and that are used or useful in a Related Business, provided, however, that if the Borrower or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Proceeds within one year of such contractual commitment in accordance with the above paragraphs (b), (c) or (d), subject to only customary conditions which shall not include a financing condition, and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for the application of Net Proceeds set forth in this paragraph shall be considered satisfied.

Pending the final application of any Net Proceeds, the Borrower may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph hereof will constitute “Excess Proceeds.” On the 365(th) day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds US$10.0 million, the Borrower will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Borrower will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

3.	For purposes of this Schedule 8 :

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.02 and 4.09 of the Indenture, as part of the same series as the Initial Notes.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Holders” means a person in whose name a Note is registered.

“Initial Notes” means the first US$150 million aggregate principal amount of Notes issued under the Indenture.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Specified Senior Indebtedness, secured by a Security on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with U.S. GAAP against any liabilities associated with the transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” has the meaning assigned to it in the preamble to the Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Indenture, among the Borrower, the Obligors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Borrower, the Obligors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Borrower to the purchasers of Additional Notes to register such Additional Notes under the U.S. Securities Act of 1933 (as amended).

“Specified Senior Indebtedness” means:
(a)	the Indebtedness of any person, whether outstanding on the Issue Date or thereafter incurred; and

(b)	accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person to the extent post filing interest is allowed in such proceeding) in respect of (i) Indebtedness of such person for money borrowed and (i) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable unless, in the case of either paragraph (a) or (b), in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided, that such obligations are subordinate in right of payment to the Notes; provided, however, that Specified Senior Indebtedness shall not include (1) any obligation of such person to any Subsidiary of such person, (2) any liability for Federal, state, local, foreign or other taxes owed or owing by such person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any obligations in respect of Capital Stock of such person or (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.
“Trustee” means U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

SCHEDULE 9
Permitted Merger
1.	Any terms used in this Schedule 9 which are not defined in this Schedule 9, are defined in Schedule 6 (Permitted Security), Schedule 7 (Financial Definitions) or Schedule 8 (Permitted Disposals).

2.	For the purposes of Clause 20.5 (Merger), “Permitted Merger” means an amalgamation, demerger, merger or corporate reconstruction entered into in accordance with the following:

The Borrower shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any person, unless:
(a)	the resulting, surviving or transferee person, referred to as a “Successor Company,” shall be a person organized and existing under the laws of Singapore or of the United States of America, any State thereof or the District of Columbia and provided that where the Successor Company will not be the Borrower, the Successor Company and the Borrower shall, not later than 21 Business Days before the date (the “Merger Date”) that such merger comes into effect (whether by operation of law or contract), shall have entered into such agreements and documents as the Agent may require to transfer by novation, on or before the Merger Date, all of the rights and obligations of the Borrower under the Finance Documents to the Successor Company and otherwise to assure to the Finance Parties that Successor Company is able to make the representations and warranties set out in Clause 17 (Representations) in its capacity as the Borrower on the date of such novation, and the Borrower (as its cost and expense) shall provide to the Agent, on or before the date of such novation, all such legal opinions, constitutive documents, resolutions and confirmations as the Agent may request in connection with such novation;

(b)	immediately after giving effect to the merger, and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of the merger as having been Incurred by the Successor Company or the Subsidiary at the time of the merger, no Default shall occur;

(c)	no Default will occur as a result of the merger;

(d)	the consolidation, merger or transfer and any supplemental indenture complies with the Indenture; and

(e)	it is not likely to have a Material Adverse Effect.

SCHEDULE 10
Timetables
“D — ” refers to the number of Business Days before the relevant Utilization Date.

Delivery of a duly completed Utilization Request (Clause 5.1 (Delivery of a Utilization Request))	D — 5 11:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D — 3 11:00 a.m.

A Lender notifies the Agent that it will not participate in a Loan in accordance with paragraph (d) of Clause 5.4 (Lenders’ participation) as a result of the occurrence of a Change of Control	D — 1 11:00 a.m.

Agent notifies the Borrower that a Lender will not participate in a Loan pursuant to paragraph (d) of Clause 5.4 (Lenders’ participation)	D — 1 5:00 p.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.
The Borrower
STATS CHIPPAC LTD.

Address:	10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059

Fax No:	6720-7826

Attention:	Michael G. Potter

By:	/s/ Michael G. Potter

Name:	Michael G. Potter

Title:	Chief Financial Officer

The Arranger
OVERSEA-CHINESE BANKING CORPORATION LIMITED

Address:	65 Chulia Street #07-01/04 OCBC Centre Singapore 049513.

Fax No.:	6535 4256

Attention:	Pauline Ang

By:	/s/ George Lee

Name:	George Lee

Title:	Head Group Investment Bank

The Original Lenders
OVERSEA-CHINESE BANKING CORPORATION LIMITED

Address:	65 Chulia Street #07-01/04 OCBC Centre Singapore 049513.

Fax No.:	6535 4256

Attention:	Pauline Ang

By:	/s/ Elaine Lam Su Yen

Name:	Elaine Lam Su Yen

Title:	Head of Wholesale Corporate Marketing

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

Address:	3 Temasek Avenue #06-01 Centennial Tower Singapore 039190

Fax:	6882 0023

Attention:	Veronica Lee / Cathrine Lai

By:	/s/ Masaya Hirayama

Name:	Masaya Hirayama

Title:	Joint General Manager

UNITED OVERSEAS BANK LIMITED

Address:	1 Raffles Place #10-00 OUB Centre Singapore 048616

Fax:	6538 1982 / 6538 2449

Attention:	Gan Tit Thiam / Tan Ket Kiong

By:	/s/ Wee Joo Yeow

Name:	Wee Joo Yeow

Title:	Executive Vice President

MALAYAN BANKING BERHAD

Address:	2 Battery Road #11-01 Maybank Tower Singapore 049907

Fax No.:	6438 5406

Attention:	Loo Foon Wah / Shirley Wong

By:	/s/ Lee Hong Khim

Name:	Lee Hong Khim

Title:	Executive Vice President

MOSCOW NARODNY BANK LIMITED

Address:	50 Robinson Road MNB Building Singapore 068882

Fax:	6323 4769

Attention:	Shirley Tan

By:	/s/ PS Gan	/s/ Kris Yap

Name:	PS Gan	Kris Yap

Title:	Deputy Global Head Structured Finance & Syndications	Account Manager Structured Finance & Syndications

RAIFFEISEN ZENTRALBANK OESTERREICH AG, SINGAPORE BRANCH

Address:	50 Raffles Place #45-01 Singapore Land Tower Singapore 048623

Fax:	6536 7472 / 6531 9235 / 6531 9269

Attention:	Daniel Soo / Pauline Yeo / Vivian Chew

By:	/s/ Klaus Krombass

Name:	Klaus Krombass

Title:	Deputy Head, Corporate Finance Asia

The Agent
OVERSEA-CHINESE BANKING CORPORATION LIMITED

Address:	65 Chulia Street #07-01/04 OCBC Centre Singapore 049513.

Fax No.:	6535 4256

Attention:	Pauline Ang

By:	/s/ George Lee

Name:	George Lee

Title:	Head Group Investment Bank